Exhibit 99.1

TPL, Toshiba, Matsushita (Panasonic), and JVC Resolve Their Dispute Over the Moore Microprocessor Patent(TM) Portfolio

CUPERTINO, Calif.--(BUSINESS WIRE)--

The TPL Group, Patriot Scientific Corporation, Toshiba, Matsushita (Panasonic) and JVC announced today that they have entered into a business resolution of their legal disputes in two patent infringement lawsuits pending in the US District Courts in the Eastern District of Texas and the Northern District of California. The terms of their settlement include the grant by the TPL Group of rights under the Moore Microprocessor Patent Portfolio to Toshiba, Matsushita and JVC and their respective subsidiaries. The parties have agreed that the details of the settlement are confidential. All parties are pleased with the business resolution of their dispute and will be voluntarily dismissing their Texas and California lawsuits.

About the MMP Portfolio

The Moore Microprocessor Patent Portfolio contain intellectual property that is jointly owned by the privately-held TPL Group and publicly-held Patriot Scientific Corporation. The portfolio includes seven U.S. Patents as well as their European and Japanese counterparts. Manufacturers of microprocessor-based products can learn more about how to participate in the MMP Portfolio Licensing Program by contacting: mmp-licensing@alliacense.com.

About Toshiba Corporation

Toshiba Corporation is a leader in digital products, electronic devices, and social infrastructure. The company's integration of these wide-ranging capabilities assures its position as an innovator in advanced components, products and systems.

About Matsushita Electric Industrial Co., Ltd.

Matsushita, best known for its Panasonic brand, is a worldwide leader in the development and manufacture of electronic products for a wide range of consumer, business and industrial needs.

About Victor Company of Japan, Limited (JVC)

JVC, well known for its invention of VHS format of VCR, is a leading international electronics company that has achieved success by combining its excellence in audio and video hardware with its global-scale software business, and also has a growing reputation for its professional equipment. JVC operates several business lines through which it offers a wide variety of devices and solutions. JVC business lines are Video, Audio, TV, Entertainment, Information-related Equipment, and Component Devices. Headquarters in Yokohama, Japan, JVC was founded in 1927. For more information, visit the JVC Web site at www.jvc-victor.co.jp/english/global-e.html

About TPL Group and Alliacense

Alliacense is a TPL Group Enterprise executing best-in-class design and implementation of Intellectual Property (IP) licensing programs. As a cadre of IP licensing strategists, technology experts, and experienced business development/management executive, Alliacense focuses on expanding awareness and value of TPL's IP portfolios. Founded in 1988, The TPL Group has emerged as a coalition of high technology enterprises involved in the development, management and commercialization of proprietary product technologies as well as the design, manufacture and sales of proprietary products based on those technologies and corresponding IP assets. For more information, visit www.alliacense.com.

About Patriot Scientific

Patriot Scientific (OTCBB:PTSC) is a leading intellectual property licensing company that develops, markets, and enables innovative technologies to address the demands in fast-growing markets such as wireless devices, smart cards, home appliances and gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, and industrial controllers. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release, looking forward in time, involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Alliacense and Moore Microprocessor Patent (MMP) are trademarks of Technology Properties Limited (TPL). All other trademarks belong to their respective owners.

Source: Alliacense